EXHIBIT 99.1

Harvard Bioscience Announces Appointment of Susan Steele to Board of Directors

Engine Capital Withdraws Director Nomination Notice For 2020 Annual Meeting of Stockholders

HOLLISTON, Mass., April 06, 2020 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) announced today that Susan Steele has been appointed to the Company’s Board of Directors as a Class III director, effective April 6, 2020 and will join the Compensation Committee upon the conclusion of the upcoming 2020 Annual Meeting of Stockholders. With the addition of Ms. Steele, the Board is now comprised of seven members, six of whom are independent.

In conjunction with Ms. Steele’s appointment to the Board, Engine Capital, L.P. has withdrawn its notice of its intention to nominate director candidates at the 2020 Annual Meeting and agreed to vote its shares in favor of the director candidates nominated by the Company for election at such meeting.

“We are pleased to welcome Susan to the Board and look forward to working with her as we continue to focus on executing the turnaround at the Company and creating a profitable growth platform to maximize value for our shareholders,” said Jim Green, President and CEO of Harvard Bioscience. Green added, “I want to thank Engine Capital for its collaborative approach in working with us, and our concentration is 100 percent on working through today’s COVID-19 related challenges and preparing for a much stronger business.”

“We appreciate the engagement we have had with Jim and the Board and believe that Harvard Bioscience is well-positioned to drive exceptional value in these turbulent times,” said Arnaud Ajdler, Managing Member of Engine Capital.

Biography of Susan Steele

Ms. Steele is the Chief Executive Officer of Steele & Partners LLC, a consulting firm specializing in program management and supply chain performance, and sits on the Board of Hill International (NYSE: HIL). She has more than 35 years of experience leading global businesses in the A/E/C industry. Previously, Ms. Steele served as Senior Vice President of Global Supply Management at Jacobs Engineering, where she was responsible for the company’s worldwide supply chain, leading a management team of 1,600 people worldwide, with annual spending of $5 billion. Prior to that, she worked for CH2M Hill as Vice President of Business Development and Vice President, Manufacturing & Life Sciences. She also served as the Program Director for the MASDAR development program in the UAE. Ms. Steele holds a Masters of Business Administration from the University of Miami, FL, and a Bachelor of Science from Auburn University, AL. Ms. Steele is affiliated with the Construction Industry Institute (CII) Board of Advisors and Executive Committee, the EPC Procurement Executives Group, and the Society for Maintenance & Reliability.

About Harvard Bioscience

Harvard Bioscience is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental research, discovery, and pre-clinical testing for drug development. Our customers range from renowned academic institutions and government laboratories, to the world’s leading pharmaceutical, biotechnology and clinical research organizations. With operations in North America and Europe, we sell through a combination of direct and distribution channels to customers around the world. For more information, please visit our website at www.harvardbioscience.com.

Investor Contact
Michael Rossi
Chief Financial Officer
(508) 893-8999
mrossi@harvardbioscience.com

OR

Okapi Partners LLC
Bruce Goldfarb / Chuck Garske / Lisa Patel
(212) 297-0720
info@okapipartners.com

Media Contact
Sloane & Company
Dan Zacchei / Joe Germani
dzacchei@sloanepr.com / jgermani@sloanepr.com